Exhibit 10.27

No.ZD7504200900000009

 Maximum Mortgage Contract of Movables

Mortgager Dalian TOFA New Materials Development CO., LTD.

Mortgagee Shanghai Pudong Development Co., Ltd. Dalian Branch

Address: Zhongshan Square, #3

Whereas:

To ensure that the debtor follows various duties fully and timely under the main contract (see details in article 10 of the contract), ensure the realization of credit of creditor, the mortgager is willing to provide mortgage guarantee with the collateral under the contract voluntarily and it bears guarantee responsibilities for all the liabilities of the debtor under the main contract.

Through inspection, the creditor agrees the mortgager to provide mortgage guarantee. The contract is stipulated to make the rights and duties of the two parties for the two parties to follow

Article 1.  Collateral

See details for collateral in article 10 of the contract and appendix I of the contract.

Article 2.  Main credit and mortgage guarantee

1.        Main credit be guaranteed

(1)      The detailed conditions of the main credit under the contract are illustrated in article 10 of the contract.

(2)      The “due” and “expiry” in the contract includes condition that the creditor declares due in advance.

2. Guarantee scope

The guarantee scope besides the main credit in the contract associates with interest generated(the interest in the contract includes interest, fine interest and compound interest), fine for breach, damage liquidated, handling charge and other expenses for signing and fulfilling of the contract and expenses for realizing guarantee right and credit (including but not limit to disposal expenses, tax, claim expenses, auction expenses, charges of lawyers and expenses for accommodation and traveling) and cash deposit added on the request of creditor after the main contract is effective.

3. Priority of compensation

The mortgagee enjoys primary priority of compensation. The mortgagee can enforce mortgage right directly under the contract rather than enforce the guarantee right(if any) to the creditor antecedently. The mortgager agrees that under no condition, the mortgagee does not enforce or not enforce any right under the loan documents with creditors in time, including but not limit to credit, the security right and breach remedy right should be regarded as be negligent or quit to enforce the rights and will not affect his fully enforcing rights under the contract.

4. Alternation of the main contract

The rights and benefits of the creditor under the main contract will not be affected under conditions such as that the creditor gives any moratorium to the debtor, any delayed repayment term or the creditor and debtor modify, alter and displace any clause of the main contract; if above conditions occur, it is regarded as that the mortgager has agreed forehand and the guarantee responsibilities will not be relieved for above reasons.

If the creditor issues opening letter of credit, letter of guarantee or spare letter of credit to the debtor under the main contract, it is not necessary to get the permission of the guarantor or notify the guarantor further if the creditor and debtor make any modification to letter of credit, letter of guarantee or spare letter of guarantee under the main contract; the modification will be regarded that has been agreed by the guarantor in advance and the guarantee responsibilities of the guarantor will not be relieved for above reasons.

Article 3. Registration of the collateral

1. The collateral under the must be registered legally and the two parties should handle collateral registration with related materials and the contract in 7 bank business days since the contract is signed ; the contract comes into force on the date it is registered.

On the request of the mortgagee, the mortgager should also handle notary of compulsory enforcement effect in the authority designated by the mortgagee and the mortgager accepts the compulsory enforcement voluntarily.

2. The collateral under the contract does not belong to legal compulsory registration requirements, the two parties should handle collateral registration with related materials and the contract in 7 bank business days since the contract is effective since it is signed.

3. If there is collateral must be registered in accordance with laws as well as collateral be registered voluntarily, different collaterals should be handled registration procedures according to regulations for above two clauses and the contract comes into force on the date the mortgage registration for the contract is finished.

4. If the mortgagee and debtor have reached agreement on extending the term for the fulfilling term, it does not need to get the agreement of mortgager. The mortgagee should handle renewal registration in original registration authority together with mortgagee within 30 bank business days before due of liability fulfillment term with extending related agreement , original Registration Certificate of Enterprise Movables Collateral and other related statement documents (if any). The extending related agreement comes into force on the date that the mortgagee reacquires the Registration Certificate of Enterprise Movables Collateral and other certificate documents.

5. The mortgager should hand over the various documentations, certificate documents, and mortgage registration documents related to the collateral to mortgagee for storage.

6. 7 bank business days from the mortgager repays off or liquidates all the credit guaranteed with the collateral, the mortgager should apply to the mortgagee in writing and the mortgagee should hand back the kept mortgage documentation and other related certificates after inspection and the mortgagee has no duty any more; the mortgager should handle cancellation procedures in original registration department.

Article 4. Insurance of collateral

1. The insurance covering duty of the mortgager is listed as follows:

(1)      On the request of mortgagee, the mortgager handles property insurance of enough amounts to the collateral whose first beneficiary is the mortgagee in insurance company recognized by mortgagee within five days after the contract is signed.

(2)      If it is impossible to handle property insurance with the mortgagee as the first beneficiary, related equity transfer or alternation procedures should be handled according to item (3) in the article after handling insurance whose first beneficiary is not the mortgagee.

(3)      If the mortgager has handled corresponding property insurance to the collateral before signing the contract, he should transfer all the benefits (including claim and insure benefit) stated in Contract of Insurance or handle insurance benefit transfer or change procedures 5 days after the contract is signed till the mortgager has all the credits guaranteed with the collateral to the mortgagee, which should be agreed or noted in the insurance cover or insurance contract.

2. The insurance benefit of the mortgagee should not less than amount of all credits guaranteed with the collateral and the due date for the insurance should be six months after the expiry of liability fulfillment under the main contract; but before credits under the main contract are liquidated, the mortgagee has right to ask the mortgager to continue to purchase insurance according to the article till all the credits under the main contract are liquidated.

3. Before the debtor liquidates all the credits guaranteed with the collateral, if there is insurance accident, all the benefits under the insurance contract will be accepted and distributed by the mortgagee. The insurance benefits and compensation fund will be deposited to account designated by the mortgagee as the mortgage property of main contract to liquidate all the credits in advance or liquidate when the credit is due. If there is remnant, the remnant part will be returned to the mortgager after liquidation. If there is any damage to collateral , while the insurance benefit paid by the insurance company is not enough to pay all the liabilities or the damage is not in insurance scope, the mortgagee has right to ask the mortgager to liquidate the short part or add corresponding insurance.

4. The mortgager should hand over the insurance contract and other related legal documents to the mortgagee for keeping and pay related insurance premium and other related expenses in time and observe guarantee in insurance contract and other requirements and provide latest payment receipt of insurance premium and all or any related insurance cover and payment receipts on the request of mortgagee.

5. It is not allowed to modify or alter Insurance contract and other related legal documents without prior written permission of the mortgagee. It is not allowed to relieve duties that the insurance company undertakes, terminate rights and power in the above legal documents and it is not allowed to quit right claim to behaviors of breach in above legal documents and it is not allowed to be against duties in the insurance contract.

6. Under the condition that the mortgager does not fulfill the responsibilities, the mortgagee can purchase insurance for the mortgager (but not necessary), while the related expenses will be paid to the mortgagee in 7 days after receiving notice of the mortgagee.

 7. During the insurance term, the mortgager must hand in insurance premium timely and should not break up the insurance with any reasons. Otherwise, the mortgagee has right to apply for insurance for him to continue the above insurance and mortgager must pay the premium and related interests paid by mortgagee for him in 7 days after receiving notice of the mortgagee.

Article 5.  Disposal of the collateral and realization of mortgage right

1.      Under following conditions, the mortgagee has right to dispose collateral to realize mortgage right or to make up insurance premium.

(1)      The debtor breaches clauses under the main contract;

(2)      There is condition that the creditor can realize credit in advance;

(3)      The mortgager breaches the clauses under the contract;

2.      As above article, the mortgagee has right to negotiate with mortgager to amortize with the collateral or gets compensation with money by auctioned or sold the collateral; if they can not get agreed, the mortgagee has right to sue to people’s court.

3.      After the mortgagee disposes the collateral, if the mortgagee has made advances, money from disposing mortgagee will be used to liquidate all the credits guaranteed with the collateral; if the mortgagee does not make advances, the money from disposing the collateral will be transferred to the special cash deposit account that the mortgagee sets for the debtor’s external payment and as cash deposit when mortgagee make advances.

Article 6. Representation and guarantee

1. The mortgager makes following representations and guarantee to the mortgagee:

(1) The mortgager is an independent legal body that is of essential right abilities and can fulfill duties under the contract with its own name and bear civil responsibilities independently.

(2) The mortgager has right to sign the contract and has finished all the authority and approval for entering into the contract and fulfilling its duties under the contract. All the clauses are the expressions of true intention and interest, which restrict the mortgager legally.

(3) The mortgager promises to observe laws and principles. The signing and carrying out of the contract should not violate the laws (laws here refers to laws and regulations, rules, local laws and regulations, judicial interpretation), regulations, documents from administrative civil rights administration, judgment, adjudication. At the same time, it should not violate any contract singed by or any responsibilities shouldered by the mortgager.

(4).Mortgager promise that the entire financial list provided (if any) meet laws and regulations in China (not included Hong Kong, Macao Special Administrative Region and Taiwan region). The report forms represent the financial states of the mortgager completely and veridically. During the signing and carrying out of the contract, all the paper materials, documents and information provided to the mortgagee should be veridical, effective, exact and complete without any concealment.

(5). The mortgager promise to make the contract come into force and to enter a record or get registered. Also, the mortgager should pay the taxes and other expenditures.

(6). After the out coming of the latest financial report, the operation and financial states of the mortgager don’t have major problems.

(7). The mortgager should expose all the related information which is necessary for mortgagee to decide whether to provide financial help under the main contract.

(8).The mortgager ensure that during the period of the signing and carrying out of the contract, problems like arrear of wages include but not limited to workers’ wages and medical treatments, invalidity allowances, pension and compensatory payment.

(9). The mortgager promise that critical problems that may affect the mortgager’s contractual capacity is not exist.

2.The mortgage make a further promise as follows:

(1). Right after the contract is signed, the mortgagee doesn’t enjoy the right to mortgage, to lien or any other security interest. When the contract is affected, besides the clauses listed, the mortgage have no right to mortgage or lien the guaranty or enjoying any other security interest without the mortgagee’s agreement.

(2).During the period of validity, the mortgage cannot repay other debts on the guaranty without the mortgagee’s agreement.

Article  7  Promises

1.        The mortgager’s responsibility

(1) The mortgager promises not to take actions as follows without the agreement of the mortgagee:

•	Selling, bestowing, renting, lending, transferring, mortgaging or any other ways to deal with the whole or major property.

•
Big changes occurred on management system and property right format. It includes but not limited to contract, rent, operate,  transformation to company, shareholding reform, stock right transfer, merge or take over, joint or cooperate with other ventures, be separated, open new branches, property right transfer or reduce capital.

•	Amend company’s regulations change the scope of the company and the main business lines.

•	providing guarantee to the third party which lead to the adverse effects on the mortgage’s finance and the mortgage’s capacity to carry out obligations.

•	Apply to reorganize, go bankrupt or dissolute the company.

•	To sign some contract or agreement that would had a adverse effect on the mortgager’s capacity to comply with this contract or shoulder some responsibility that may have the same result like this.

(2) The mortgager promises that the mortgager will be noticed immediately when any of the following accidents occur. At the same time the mortgager must provide the related original notice to the mortgagee within five days right after the accident occur (companies’, organizations’ or the like should be with official seal, for natural people it should be signed).

•	Accidents that result in the inaccurate and untruthful of the mortgager’s statement occur.

•
Mortgage or controlling shareholders, actual controllers or their associates are involved in litigation, arbitration or the assets get seized ,be closed down. Be frozen, be enforced legaly or be taken care with other measures which have the same effect, or their legal representative, director, matter, senior management are involved in litigation, arbitration or other enforcement measures.

•
Mortgagor's legal representative (if any), the responsible person, the authorized representative of the main financial responsibility, mailing address, office location get change. The mortgagor changes the domicile, habitual residence, changes their work units, leave the city he lives for a long time, changed his name or adverse changes in income levels.

•	Ownership of collateral causes dispute, or the mortgage will or may be subjected to a third party

•	Be applied to get reoranized ,bankcrupt by other creditors, or be revocated by superiors.

(3) If a third party proposes any requirements that may affect the mortgagee's rights under this contract, the mortgagor shall take all measures to protect the rights of mortgagee.

(4) Mortgage shall bear full expenditure of the collateral’s assessment, class, justice, identification, insurance, storage, maintenance of collateral values under this contract as well as the full cost used in protecting the mortgagee's rights under this contract.

(5) Mortgagor promises, regardless of whether the debtor under the main contract apply  the actual amount of cross-application or use of alternate lines, it is considered to have obtained the mortgagor’s agreement, the mortgagor should bear security responsibility under this contract.

The main contract to is to provide letters of credit, guarantee or standby letter of credit to the debtor for the creditor, the mortgagor promises, when the debtor fails to make up the margin required, the mortgagor will bear responsibility to make up the margin.

(6) The main contract for the creditor to the debtor to provide letters of credit, guarantee or standby letter of credit opened the business, commitment to the mortgagor, when the debtor fails to make up the margin requirements (including the complement in advance), by the mortgagor make up the margin of bear joint responsibility .The one to make up the margin does not mean he is free to bear the responsibility ruled under this contract. Any loss (including loss of interest) caused by the repay of margin of the mortgagor under this contract should be bore by the mortgagor.

(7) When the Mortgagee under this contract provides for the right to achieve the mortgage right, the mortgagor should help to get all the paper work done in order to ensure realization of the mortgage.

(8) When the mortgager is not the debtor of the main contract, the mortgagor promises to mortgagor would bear the joint responsibilities of the unpaid debt unconditionally if the following events happen:

•
The mortgagee disposes collateral legally, Collateral auction, the sale proceeds under the main contract is insufficient to satisfy all claims or the discount value of the collateral is not enough to cover all the claims.

•	Collateral damage, loss cause not because of the mortgager or the compensation, insurance is not enough to pay the main debt back.

•	The mortgagee can not exercise or lose the right to mortgage under this contract not due to the fault of the mortgagee,

•	This contract does not lead to effective, ineffective, or revoked due to the mortgager’s own reasons,

2. Deducting agreement

(1)     When the pledger has matured liability unpaid, pledgee are entitled to deduct capital in any account that the pledger has opened in Shanghai Pudong Development Bank, thus to pay off the matured liability.

(2)     Unless powerful apparatus of states has some other rules, during deducting, the ranking of claims of proceeds is firstly used in paying off overdue debt between the pledger and pledgee, and then it is used to pay off interest due but not paid.

(3)     When the proceeds that deducted and the currency that paid off are inconsistent, pledgee has the right to engage in settlement of exchange and purchasing according to the related exchange rate that formulated by himself and the pledger bear the exchange rate risk.

3. Proof of debt

The valid document of mortgaged property with collateral is subject to accounting document that issued and recorded by the pledgee, who formulated it by himself.

4. Notification and delivery

(1) The notifications of this contract that sent side by side are all sended to the address that listed in this signing page of the contract, untill the other party informs the changing address in written forms. As far as the contract is sent in accordance with the above address, it is regarded that the contract is sent in the following days: if it is a letter, it will be sent in the seventh business day of the bank after it is registered posted in accordence with the main business address (corporation and its embranchment, other economic entities) or domicile(natural person); If it is specially sent, it will be the day that the consignee sign in; If the it is a fax or an e-mail, it will be the day that they are sent. But all the notifications, requirements or some other messages that sent to the pledgee are regarded to make the delivery on the condition that the pledgee has received. Moreover, if all the notification and requirements are sent by faxes or e-mails, it is required to send or post the scripts(artificial entity is needed to affix a seal, natural person is needed to subscribe) to the pledgee to ensure it.

(2) The pledger agrees that as far as the court summons and notification are sent to the listed address in the contract signing page during litigation, it is regarded as make the delivery. If the above address is not notified to the pledgee in written form in advance, it is not valid to the pledgee.

5. Taking effect, alteration and dissolution

(1)This contract is set up on the condition that it is affixed a seal by both the pledger and pledgee and is signed or affixed a seal by the two legal representatives／the man at the wheel or accredited representative(If the pledger is natural person, it will only be needed to sign), and it is valid under the third clause in this contract. It is suspended on the condition that all the principal debt secured are paid off in this contract.

(2) This contract’s efficacy is independent of the master contract, it can not be valid or repealed when the master contract is invalid or repealed; If some clauses is invalid or repealed, they can not influence other clauses.

(3) After the contract takes effect, any side in the contract can not arbitrarily change or get rid of the contract. If this contract is needed to modified or get rid of, it is needed to consult by both sides, and come to terms in written forms.

Article 8 Event of default and its settlement

1.	Event of default

If there is one of the following conditions, it can be said the pledger defaults to the pledgee.

•
Any statement, illustration and warranty made by the pledger or anything made in accordeng with this contract, or the related notification, authorization, ratify, agreement, certificate and some other files are incorrect or misleading. Or they are confirmed to be invalid or repealed or without legal validity. The debtor or the pledger can not pay off the matured debt or any arrearage according to the master contract; or the debtor violates or failures to act every obligations.

•	Pledger who violates any agreed items in the seventh article in this contract.

•
Pledger who stops doing business, stops production, goes out of business, suspends business to bring up to standard, reforms, audits, goes into administration or in trust, dismisses, is revoked license or logged off or goes bankrupt.

•	Pledger whoes financial position deteriorates; operating problems are in difficulty, or some events and conditions that influence its operation, financial position or debt paying ability.

•
The pledger or its controlling shareholder, actual controller or its connected person are involved in major litigation and arbitration. Or in this contract, pledge or some other major asset are detained, sealed up, freezed, enforced or took some equivalent valid measure. Or its legal representative, executive, supervisor, higher management are involved in lawsuit, arbitration or some other coercive measures that influence the debt paying ability badly.

•	When the pledger is natural person, who is dead or is condemned to be dead.

•	Pledger who changes and transfers asset through fraudulent marriage or tries to transfer asset.

•
Pledger arbitrarily deal with the pledge through granting, changing, preselling, remortgaging or some other ways without the pledgee’s ageement in written forms; or some conditions that can destroy the ability of repayment, such as the value of pledge is reducing, losing or are damaged badly.

•	Pledger who violates this contract or damages interests of the pledgee to obstruct the normal fulfillment of this contract.

2. Breach of contract

If any of the above has happened, the pledgee has the right to declare  principal claim and／or acceleration of maturity during the claims arising or to require the debtor to complement the earnest money. And dispose of pledge according to the fifth article. The proceeds of disposing the pledge are used to pay off all the obligatory right that guaranteed by pledge or used to complement the earnest money. At the same time, the pledgee can also require the pledger to pay the penal sum(the account form of the penal sum is reflected in the tenth article). The penal sum can not make up the loss of the pledgee, the pledger should pay off all the losses to the pledgee.

Article 9  Other Clauses

1.      Applicative laws

This contract is appropriate for the law in the People’s Republic of China(which is exclusive of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan area.)

2.      The solutions of dispute

The entire related dispute in this contract can be resolved through the friendly consultation; if consultation is not successful, the people’s court in pledgee’s location has the exclusive jurisdiction. During the dispute, both sides should continue to fulfilling the articles unrecovered.

3.      Sundry

(1)       The unaccomplished matter in this contract can be written in the tenth article through the two side’s arrangement, and can be evidenced in in writing separately as the accessory of this contract. The accessory of this contract(details in the tenth article) is the indiscerptible component, the text of this contract possesses the equivalent legal validity.

(2)       Unless the special illustration in this contract, the related terms and expression has the same meaning with the master contract.

(3)       The titles of the contract are only for the convenience of reading, they are not used to be the basis of the titles.

Main items

1. Main contract that is guaranteed by the contract 【refer to the whereas clause in the contract】

(1) This contract signed by debtor and creditor in __August 14,2009_________is《 Financing Limits  Agreement  》【Code:__ED750009000515_______】or the serious contract signed between __September 1 2009_______    and  ____September 1 2010________ Under this contract the creditor is known as_financing bank____.
(2) Under the main contract, the debtor is known as ___________________

2. Detailed information about the guaranty under the contract【refer to clause 1】

Detailed information about the collateral is attached in appendix 1.

Mortgaging right that is enjoyed earlier should list the detailed information:

(Titles of the mortgaging goods)	(Mortgaging time, guaranteed objects, related documents, names and codes (if any))

3. Principal creditor's right guaranteed in the contract.【refer to (1) in the first installment of clause 2】

The main creditors rights guaranteed in this contract are: according to the contract, during the time of __ September 1 2009_________to _ September 1 2010_________(known as dies credit), the creditor provide one or different kind of business letters includes but not limited to different kinds of mortgages and the debt occurred because of providing ___________________.the maximum surplus of main right of credit discussed upon is____RMB 20 million___ (or other currency),  if it is the other currency, it should be calculated by the creditor with the chosen exchange rate.       .
4    Disposals when the contract is broken Penalty: equal to __20____% (capital words) of the entire amount of money or

5    The attachment of the main contracts includes: (refer to (1) in the third installment of Clause 9)

(1)	《Collateral list》

(2)	《 》

(3)	《 》

(4)	《 》

(5)	《 》

6	Other conventional agreements【refer to (1) in installment3 of Clause 9】

 _____________________The guaranteed amount of money is 1.4 million______________________________

____________________________________________________________________

The contract should be in triplicate, the mortgager holds__one____, the mortgagee holds____one____, the_morgaging party____ holds ___one________ . The three copies enjoy the same force of law.

(The main body of the contract is finished right here)

This contract is signed by the mortgager and the mortgagee in August 14,2009 (Date). The mortgager ensures that as soon as the contract is signed, the mortgager and the mortgagee have had particular discussions about all the clauses listed. Both of the two parties have no doubts of the clauses. Also, they have complete understandings of the relevant rights and responsibilities as well as the limits and the exempt of the meaning of the intendment of law.

Mortgager (seal):
Legal representative or accredited representative (signature or seal)	/s/ Chuan Tao Zheng

Mortgagee (seal):
Responsible officer or accredited representative (signature or seal)	/s/ Xin Hao Wang